Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the following Registration Statements

1.	Registration Statement (Form S-8 No. 333-261627) pertaining to the PHX Minerals Inc. 2021 Long-Term Incentive Plan
2.	Registration Statement (Form S-8 No. 333-245670) pertaining to the Restricted Stock Plan of PHX Minerals Inc.

of our reports dated December 13, 2021, with respect to the financial statements of PHX Minerals Inc. and the effectiveness of internal control over financial reporting of PHX Minerals Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Oklahoma City, Oklahoma

April 7, 2022